Exhibit 99.1

CHELSEA THERAPEUTICS OBTAINS NASDAQ LISTING APPROVAL

Shares to Trade Under Symbol CHTP on the NASDAQ Capital Market Tuesday, May 2

Charlotte, NC May 1, 2006 – Chelsea Therapeutics International, Ltd. (OTCBB: CHTP), has obtained written approval from NASDAQ for its common stock to begin trading on The NASDAQ Capital Market under the trading symbol CHTP. Chelsea’s common stock will commence trading at market open on Tuesday, May 2, 2006.

“The approval of our stock for listing on NASDAQ is a significant milestone in Chelsea’s growth and progression as a publicly-traded company,” commented Dr. Simon Pedder, Chelsea’s President and Chief Executive Officer. “We believe our transition to this highly-respected, national exchange is a strategic advantage that will increase our exposure and presence in the U.S. capital markets, expand our potential shareholder base and increase liquidity in our stock.”

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea develops technologies that address important unmet medical needs or offer improved, cost-effective alternatives to current methods of treatment. Early clinical data suggests that Chelsea’s lead product candidate, CH-1504, may support a safe and effective treatment for rheumatoid arthritis and may have further applications for psoriasis, certain cancers and other immunological disorders.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, our history of losses and need to raise more money, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics:

Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856